Exhibit (e)(1)

AMENDED AND RESTATED UNDERWRITING AGREEMENT

VOYA EQUITY TRUST

THIS AGREEMENT, effective as of November 18, 2014, is hereby amended and restated as of this 1st day of December, 2017, between Voya Equity Trust, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust set forth on Schedule A hereto (each a “Fund,” collectively, the “Funds”), as such schedule may be amended from time to time to add additional series, and Voya Investments Distributor, LLC, a Delaware limited liability company (the “Underwriter”).

1.             The Funds hereby appoint the Underwriter as their exclusive agent to promote the sale and to arrange for the sale of shares of beneficial interest of each class of each Fund, including both unissued shares and treasury shares, through broker-dealers or otherwise, in all parts of the United States and elsewhere throughout the world.  The Funds agree to sell and deliver their shares of each class, upon the terms hereinafter set forth, as long as they have unissued and/or treasury shares available for sale.

(a)                                 The Funds hereby authorize the Underwriter, subject to applicable law and the Trust’s Amended and Restated Declaration of Trust (the “Declaration”), to accept, for the respective account of the Funds, orders for the purchase of their shares, satisfactory to the Underwriter, as of the time of receipt of such orders by the dealer or as otherwise described in the current Prospectuses of the Funds.

(b)                                 The public offering price of the shares of the Funds shall be the net asset value per share (as determined by the Funds) of the outstanding shares of the Funds.  The net asset value shall be determined, and the public offering price based thereon shall become effective, as set forth from time to time in each Fund’s current Prospectus; such net asset value may also be determined, and the public offering price based thereon shall become effective, as of such other times for the regular determination of net asset value as may be required or permitted by rules of the Financial Industry Regulatory Authority (“FINRA”) or of the Securities and Exchange Commission (“SEC”).  The Funds shall furnish daily to the Underwriter, with all possible promptness, a detailed computation of net asset value of each class of their shares.

2.             The Underwriter agrees to devote reasonable time and effort to enlist investment dealers to sell shares of each class of each Fund and otherwise promote the sale and distribution and act as Underwriter for the sale and distribution of the shares of each class of each Fund as such arrangements may profitably be made; but so long as it does so, nothing herein contained shall prevent the Underwriter from entering into similar arrangements with other funds and to engage in other activities.  The Funds reserve the right to issue shares of each class in connection with any merger or consolidation of the Funds with any other investment company or any personal holding company or in connection with offers of exchange exempted from Section 22(d) of the 1940 Act.

3.             To the extent the Funds shall offer (as set forth in each Fund’s current Prospectus) to provide physical certificates evidencing ownership of a class of shares, upon receipt by a Fund at its principal place of business of a written order from the Underwriter, together with delivery instructions, a Fund shall, as promptly as practicable, cause certificates for the class of shares called for in such order to be delivered or credited in such amounts and in such names as shall be specified by the Underwriter, against payment therefor in such manner as may be acceptable to such Fund.

4.             All sales literature and advertisements used by the Underwriter in connection with sales of the shares of the Funds shall be subject to the approval of the Funds to which such literature relates.  The Funds authorize the Underwriter in connection with the sale or arranging for the sale of its shares to give only such information and to make only such statements or representations as are contained in the Prospectus or in sales literature or advertisements approved by the Funds or in such financial statements and reports as are furnished to the Underwriter pursuant to paragraph 6 below.  The Funds shall not be responsible in any way for any information, statements or representations given or made by the Underwriter or its representatives or agents other than such information, statements and representations.

5.             The Underwriter, as agent of the Funds, is authorized, subject to the direction of the Funds, to accept shares of each class for redemption at prices not in excess of their net asset value, determined as prescribed in the current Prospectus of each Fund.  The Funds shall reimburse the Underwriter monthly for its out-of-pocket expenses reasonably incurred on behalf of the Funds in carrying out the foregoing authorization, but the Underwriter shall not be entitled to any commissions or other compensation in respect to such redemptions. The Underwriter shall report all redemptions promptly to the Funds.

6.             The Trust, on behalf of the Funds, shall keep the Underwriter fully informed with regard to its affairs, shall furnish the Underwriter with a certified copy of all financial statements, and a signed copy of the report, prepared by independent public accountants and with such reasonable number of printed copies of the annual and other periodic reports of the Funds as the Underwriter may request, and shall cooperate fully in the efforts of the Underwriter to sell and arrange for the sale of each class of shares of the Funds and in the performance by the Underwriter of all its duties under this Agreement.

7.             The Funds will pay or cause to be paid expenses (including counsel fees and disbursements) of any registration of each class of shares of beneficial interest under, but not limited to, Federal, state or other regulatory authority, fees of filing periodic reports with regulatory bodies and of preparing, setting in type and printing the Prospectus and any amendments thereto prepared for use in connection with the offering of shares of each class of the Funds, for fees and expenses incident to the issuance of shares of beneficial interest of each class, such as the cost of stock certificates (if offered), issuance taxes, fees of the transfer agent, including the cost of preparing and mailing notices to shareholders pertaining to transactions with respect to shareholders’ accounts, dividend disbursing agent’s costs, including the cost for preparing and mailing notices confirming shares acquired by shareholders pursuant to the reinvestment of dividends and distributions, and the mailing to shareholders of prospectuses, and notices and reports as may be required from time to time by regulatory bodies or for such other purposes, except for purposes of sales by the Underwriter as outlined in paragraph 8 hereof.

8.             The Underwriter shall pay all of its own costs and expenses (other than expenses and costs heretofore deemed payable by the Funds and other than expenses which one or more dealers may bear pursuant to any agreement with the Underwriter) incident to the sale and distribution of the shares issued or sold hereunder including (a) expenses of printing copies of the Prospectus to be used in connection with the sale of shares of each class of the Funds at printer’s overrun costs; (b) expenses of printing and distributing or disseminating any other literature, advertising or selling aids in connection with the offering of shares of each class for sale (however, the expenses referred to in (a) and (b) do not include expenses incurred in connection with the preparation, printing and distribution of the Prospectuses or any report or other communication to shareholders, to the extent that such expenses are necessarily incurred to effect compliance by the Funds with any Federal or State law or other regulatory bodies); and (c) expenses of advertising in connection with such offering; provided, however, that the Underwriter shall not be required to pay for any such expenses to the extent that they are paid pursuant to each Fund’s distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act.

9.             The Funds agree to register, from time to time as necessary, additional shares of beneficial interest of each class with the SEC, State and other regulatory bodies and to pay the related filing fees therefor and to file such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in the Registration Statement or Prospectus or that there may be no omission to state a material fact therein necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As used in this Agreement, the term “Registration Statement” shall mean the Registration Statement most recently filed by the Trust with the SEC and effective under the Securities Act of 1933, as amended, as such Registration Statement is amended from time to time, and the term “Prospectus” shall mean the most recent form of prospectus authorized by the Trust with respect to each Fund for use by the Underwriter and by dealers.

10.          This Agreement may be terminated at any time on not more than 60 days’ written notice, without payment of a penalty, by the Underwriter, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund or by vote of a majority of the Trustees, who are not “interested persons” of each Fund and who have no direct or indirect financial interest in the operation of the Plan or agreements.

11.          This Agreement shall terminate automatically in the event of its assignment.  The term “assignment” for this purpose shall have the meaning defined in Section 2(a)(4) of the 1940 Act.

12.          This Agreement shall become effective on November 18, 2014 or on such later date approved by the Trust’s Board of Trustees, including a majority of those Trustees who are not parties to this Agreement or interested persons (as such term is defined in the

1940 Act) thereof.  Unless terminated as provided herein, the Agreement shall continue in full force and effect for two years from the effective date of this Agreement with respect to the Funds listed on Schedule A.  Thereafter, unless earlier terminated with respect to a Fund, this Agreement shall continue in effect from year to year for successive one (1) year periods if approved at least annually (i) by a vote of a majority of the outstanding voting securities of the Fund or by a vote of the Trustees of the Trust, and (ii) by a vote of a majority of the Trustees of the Trust who are not interested persons or parties to this Agreement (other than as Trustees of the Trust), cast in person at a meeting called for the purpose of voting on this Agreement.  With respect to any Fund that was added to Schedule A hereto after the date of this Agreement, the Agreement shall become effective on the later of:  (i) the date Schedule A is amended to reflect the addition of such Fund under the Agreement; or (ii) the date upon which the shares of the Fund are first sold to the public, subject to the condition that the Fund’s Board of Trustees, including a majority of those Trustees who are not interested persons (as such term is defined in the 1940 Act) of the Distributor shall have approved this Agreement, with respect to such Fund.

13.          The Declaration, establishing the Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of the Trust refers to the Trustees under the Declaration collectively as trustees, but not individually or personally; and no Trustee, shareholder, officer, employee or agent of the Trust and/or each Fund may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with affairs of the Trust, but the Trust property only shall be liable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized and to become effective as of the day and year set forth above.

VOYA EQUITY TRUST

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

VOYA INVESTMENTS DISTRIBUTOR, LLC

By:	/s/ Michael J. Roland
Michael J. Roland
Executive Vice President

SCHEDULE A

with respect to the

AMENDED AND RESTATED UNDERWRITING AGREEMENT

between

VOYA EQUITY TRUST

and

VOYA INVESTMENTS DISTRIBUTOR, LLC

Name of Fund

Voya Large Cap Value Fund

Voya MidCap Opportunities Fund

Voya Multi-Manager Mid Cap Value Fund

Voya Real Estate Fund

Voya SmallCap Opportunities Fund

Voya SMID Cap Growth Fund

Voya U.S. High Dividend Low Volatility Fund